Exhibit 99.1


News Release

FirstEnergy Corp.
76 South Main Street
Akron, OH  44308
www.firstenergycorp.com

News Media Contact:                       Investor Relations Contact:
Ralph DiNicola                            Kurt Turosky
(330) 384-5939                            (330) 384-5500




                               FIRSTENERGY TO SELL
                       FOUR COAL-FIRED POWER PLANTS TO NRG

     FirstEnergy Corp. (NYSE: FE) announced today that it has reached an agreement to sell four coal-fired power plants located along Lake Erie in Ohio to NRG Energy, Inc. (NYSE: NRG). The sale is expected to close mid-2002. Under terms of the agreement, the 376-megawatt (MW) Ashtabula Plant in Ashtabula, 648-MW Bay Shore Plant in Oregon, 1,262-MW Eastlake Plant in Eastlake, and 249-MW Lake Shore Plant in Cleveland will be sold for $1.5 billion. Together, the plants have a net generating capacity of 2,535 MW.

     Under the agreement, NRG will sell at established prices up to 10.5 million megawatt-hours of electricity annually, similar to the average annual output of the plants, to FirstEnergy through 2005, the end of the market development period under Ohio's Electric Choice Law. The transaction is subject to the receipt of necessary regulatory approvals, including those of the U.S. Securities and Exchange Commission and Federal Energy Regulatory Commission.

     FirstEnergy President and Chief Operating Officer Anthony J. Alexander said, "This transaction is consistent with our supply strategy of meeting customer electricity needs through a combination of our own generation and short- and long-term power contracts. It also


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enables us to concentrate on our coal-fired generation along the Ohio River, our nuclear plants, and our growing fleet of natural gas and other peaking plants. And, it clearly moves us closer to our goal of better matching our generating capabilities with customer load profiles."

     Under the agreement, NRG will pay FirstEnergy $1.355 billion in cash, resulting in net after-tax proceeds of approximately $1 billion. Also, NRG will assume $145 million in debt associated with the plants. FirstEnergy will use the proceeds for the redemption of higher-cost debt and preferred stock, and/or reinvestment in the business. The transaction is expected to be accretive to earnings.

     "While we remain committed to the business of generating electricity," said Mr. Alexander, "the sale of these plants will enhance our financial position without affecting our ability to continue providing customers with the reliable and affordable electricity they expect and deserve."

     The portfolio of plants being sold - acquired from Centerior Energy in the 1997 merger with Ohio Edison that created FirstEnergy - was selected because of similar coal and transportation characteristics and because the plants are similarly located along the southern shore of Lake Erie.

     FirstEnergy has added some 900 MW of natural gas-fired generation in recent years, for a current total of owned or non-utility generator (NUG)-contracted capacity of 14,862 MW. Already planned natural gas peaking projects and uprates at nuclear plants should add another 560 MW within the next several years.

     FirstEnergy also will consider options for further increasing generating capacity in the future, including purchasing or repowering existing facilities and building new plants. Decisions with respect to generation will be dependent upon retail and wholesale developments and other market conditions.

     Morgan Stanley is serving as financial advisor to FirstEnergy on this transaction.



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     FirstEnergy is a registered public utility holding company headquartered in
Akron, Ohio. Its various subsidiaries produce more than $12 billion in annual revenues and sell 124 billion kilowatt-hours of electricity. Other FirstEnergy affiliates are involved in the exploration and production of oil and natural gas, marketing of natural gas, and energy-related services. FirstEnergy's electric utility operating companies - Ohio Edison, The Cleveland Electric
Illuminating   Company  and  Toledo   Edison  in  Ohio;   Metropolitan   Edison,
Pennsylvania Electric and Pennsylvania Power in Pennsylvania; and Jersey Central Power & Light - comprise the nation's fourth largest investor-owned electric system, based on serving 4.3 million customers within a 32,100-square-mile area that stretches from the Ohio-Indiana border to the New Jersey shore.

     Additional information on FirstEnergy's transaction with NRG Energy is included in a November 30 letter addressed to the investment community, which will be posted on the investor relations home page at FirstEnergy's Internet site: www.firstenergycorp.com/ir.

     Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to a number of factors including, but not limited to, the speed and nature of regulatory approvals.


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